Exhibit 99.3


NATIONAL CITY                      National City Mortgage Co.
LOGO OMITTED                       A Subsidiary of National City Bank of Indiana
                                   3232 Newmark Drive, Miamisburg, Ohio 45342
                                   Telephone: (937) 910-1200

                                   Mailing Address:
                                   P.O. Box 1820
                                   Dayton, Ohio 45401-1820


                     OFFICERS' CERTIFICATE




RE: BVMBS 2005-1

I, Steve Scheid, hereby certify to Countrywide Home Loans Servicing LP, that I am a duly elected Senior Vice President of National City Mortgage Corporation (the "Company"), a corporation organized under the laws of the State of Ohio and further as follows:

          (i) A review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision,

          (ii) The Servicer has fully complied with the provisions of this Agreement and

          (iii) To the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.



National City Mortgage

                /s/ Steve Scheid
Certified by:                                           Date: March 21, 2006
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Name:           Steve Scheid
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Title:          Senior Vice President
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